Exhibit 99.1

Pacific Energy Development Provides
Operational and Business Update

Monday, November 3, 2014 – PEDEVCO Corp. d/b/a Pacific Energy Development (NYSE MKT: PED) (the “Company”), an energy company engaged in the acquisition and development of strategic, high-growth energy projects in the U.S., provided an operational and business update today.

Highlights
•	Completion operations on its recently drilled three well-pad Loomis wells are scheduled to commence during the week of November 12th, with initial results expected to be available in early-December.
•	Estimated to exit 2014 with average net daily production exceeding 500 barrels of oil equivalent per day (boepd), doubling current revenues, cash flow and production.
•	Company’s D-J Basin play break-even price of crude consistent with recent industry estimates of $40-$60 WTI per barrel (“break-even” defined as 15% rate of return).
•	Entered into long-term preferential salt water disposal well agreement capable of disposing all of the Company’s produced water in D-J Basin.
•	Recent Bonanza Creek and Synergy Resources acquisitions validate asset value.

The Company announced today that completion operations on its recently drilled three well-pad Loomis wells is now scheduled to commence during the week of November 12th, and flowback is expected to commence immediately thereafter with initial results to be available in mid-December.  Once these three new Loomis wells are producing as expected in December, the Company estimates that it will exit the year producing over 500 boepd from its D-J Basin operations, more than doubling its current production and consequently, its cash flow and revenues.

In addition, the Company has taken recent steps to seek to reduce production costs and help ensure uninterrupted production.  In October 2014, the Company received notice of the successful completion of a newly drilled salt water disposal well (SWD) in the D-J Basin to which the Company will have preferential access.  Throughout the third quarter of 2014, increased development in the D-J Basin as well as operational problems with numerous SWD wells have caused most operators, to have to shut in wells for periods of time due to the inability to dispose of the water that naturally comes with production.   Anticipating the need for a secure and stable SWD relationship, the Company negotiated a long-term contract with a third party SWD firm which entitles the Company to dispose its produced water on a preferential basis in a new SWD well to be completed by the firm in the fourth quarter of 2014.  The Company has been advised by the firm that the SWD well has been successfully completed and that it will be capable of disposing all of the Company’s produced water, which may be as much as 3,000 barrels per day commencing with the flowback and production from the Company’s three new Loomis wells expected to be completed this month.

The Company believes that this SWD relationship will not only help ensure uninterrupted production, but will help control its variable production costs, which have become increasingly important due to the recent decline in global oil prices.  The Company is pleased to report that the break-even price of crude for its D-J Basin operations is consistent with recent industry estimates for break-even in the play of $40-$60 WTI per barrel, with “break-even” assuming a 15% rate of return of investment.

Commenting on these announcements, Mr. Frank Ingriselli, the Company’s Chairman and Chief Executive Officer, stated:  “We are very excited to bring our new Loomis wells online and exit 2014 with what we expect to be more than double our current production, with a corresponding increase of cash flow and revenues.  We will continue to seek to reduce our costs of drilling, completion and production, and work to increase our production as we develop our over 16,000 net acres in the D-J Basin, all of which efforts we expect to directly impact our bottom line, demonstrate our value to the market, and increase shareholder value.  We are further encouraged by the recently disclosed transactions by our D-J Basin neighbors Bonanza Creek and Synergy Resources, each of which recently acquired additional acreage in the Basin at a price/acre ranging from $4,500 to $6,500, with existing production acquired at approximately $70,000 per flowing barrel.  Applying these same metrics to our 16,000 net acres and 500 flowing barrels of expected production as we exit 2015, we believe we our stock is significantly undervalued in the marketplace, and are confident that our continued efforts to increase production and contain production costs will ultimately be fully valued by investors.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States. The Company’s principal assets include its recently acquired Wattenberg asset and Niobrara asset located in the DJ Basin in Colorado, and its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas. The Company has also previously announced its entry into an agreement to acquire a 5% interest in an entity which will hold a 380,000 acre producing asset located in the Pre-Caspian Basin, one of the largest producing basins in Kazakhstan.  Pacific Energy Development is headquartered in Danville, California, with an operations office in Houston, Texas.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company's control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company's public filings with the SEC.

Contacts
Pacific Energy Development
Bonnie Tang
1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:
Stonegate, Inc.
Casey Stegman
1-214-987-4121
casey@stonegateinc.com